Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rosehill Resources Inc.

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 17, 2018, relating to the consolidated financial statements of Rosehill Resources Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Houston, Texas
August 24, 2018